EXHIBIT 16
September 26, 2000

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C. 20549


Dear Sir/Madam:

We have read paragraph (a) of Item 4 included in the Form 8-K dated September 26, 2000 of Sundog Technologies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen
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    Arthur Anderson LLP